Exhibit 4.3

Third Amended and Restated Equity Pledge Agreement

This Third Amended and Restated Equity Pledge Agreement (the “Contract”) is made by the following parties in Beijing on November 1, 2021.

Party A:

iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司), a limited liability company incorporated and existing under the laws of China, with its registered office at Room 708, 7th Floor, Block B, HuaTeng Century Headquarters, Gaobeidian, Chaoyang District, Beijing and its legal representative Tang Jian (唐健);

(hereinafter referred to as the “Pledgee”)

Party B:

Tang Jian  (唐健), a Chinese citizen, having his ID No. 432922197608190035;

(hereinafter referred to as the “Pledgor”)

Party C: Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司), a limited liability company organized and existing according to China laws, having its registered address at Room 053, B2 Floor, No. 89, North Third Ring Road, Haidian District, Beijing, and its legal representative Tang Jian  (唐健).

For purpose of this Agreement, the Pledgee, the Pledgor and Party C are hereinafter referred to individually as a “Party”, and collectively as the “Parties”.

Whereas,

1.

The Pledgor is a citizen of the People’s Republic of China (“China”). Party C is a limited liability company who was registered in Beijing, China. The Pledgor is the sole shareholder of Party C. The capital contribution is RMB 10 million, and Tang Jian (唐健) holds 100% equity in Party C. Party C acknowledges the rights and obligations of the Pledgor and the Pledgee hereunder, and agrees to provide any assistance required for registration of the Pledge.

2.

The Pledgee is a wholly foreign-owned enterprise registered in Beijing, China. The Pledgee, Zhiyunzhong (Shanghai) Technology Co., Ltd. (指匀众（上海）科技有限公司) and Party C entered into an Exclusive Business Cooperation Agreement (“Exclusive Business Cooperation Agreement”) on November 1, 2021. The Pledgee, the Pledgor, and Party C entered into the Exclusive Option Agreement (“Exclusive Option Agreement”) on November 1, 2021. The Pledgor signed the Power of Attorney to grant authority to the Pledgee on November 1, 2021 (the “POA”, together with the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement and this Agreement as the “Control Agreements”).

Exhibit 4.3

3.

The Pledgor hereby creates a pledge over his equity in Party C for performance of the obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the POA and this Agreement, to ensure the Pledgee to collect all due amounts payable by Party C, including but not limited to the consulting and service fee, and to secure performance by Party C and the Pledgor of other obligations under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the POA and this Agreement.

4.

OptAim (Beijing) Information Technology Co., Ltd., Party C, Tang Jian  and Jiao Jie (焦捷) entered into the Amended and Restated Equity Pledge Agreement (“Original Agreement”) on June 24, 2015, whereby Tang Jian and Jiao Jie created a pledge over their entire equity in Party C.

5.

The shareholding of Party C was changed in August, 2021, and Tang Jian acquired 100% equity in Party C after such change. The Parties agree to amend and restate the Original Agreement upon negotiation and consensus. This Agreement, once signed by the Parties, shall replace the Original Agreement. The matters under the Original Agreement shall be governed by this Agreement, and the Original Agreement shall terminate.

1.	Definitions

Unless this Agreement provides otherwise, the terms below shall have the following meanings:

1.1

“Pledge” means the security interest created by the Pledgor in favor of the Pledgee according to Article 2 hereof, that is, the precedential rights of the Pledgee to be satisfied by the proceeds obtained from exchange, auction or sale of the Equity.

1.2	“Equity” means the entire equity interest held or to be acquired by the Pledgor in Party C according to Article 2.1 hereof.

1.3	“Pledge Period” means the period specified in Article 3 hereof.

1.4

“Contractual Obligations” means all obligations assumed by the Pledgor and Party C under the Exclusive Business Cooperation Agreement, the Exclusive Option Agreement, the POA and this Agreement, including but not limited to the consulting and service fees due and payable to the Pledgee according to the Exclusive Business Cooperation Agreement, whether on the specified due date, through prepayment or otherwise.

1.5

“Secured Debts” means all the direct, indirect and consequential losses and the loss of expected benefit incurred by the Pledgee for any event of default of the Pledgor and/or Party C. The basis of any amount of such losses includes but is not limited to the reasonable business plan and profit forecast of the Pledgee, and all costs and expenses incurred by the Pledgee for enforcing any Contractual Obligations of the Pledgor and/or Party C.

1.6	“Events of Default” means the circumstances set forth in Article 7 hereof.

Exhibit 4.3

1.7	“Default Notice” means the notice issued by the Pledgee according hereto to announce any event of default.

2.	Pledge

2.1

To secure the timely and complete performance of the Contractual Obligations and repayment of the Secured Debts by the Pledgor and Party C, the Pledgor hereby creates a first-rank pledge in favor of the Pledgee over his Equity in Party C (including the registered capital (capital contribution) held by the Pledgor in Party C) and the related interest in such Equity, and other registered capital (capital contribution) to be acquired by the Pledgor and the related equity interest therein (“Equity”). As of execution hereof, the Equity over which the Pledgor creates the Pledge is 100% equity he holds in Party C, and the corresponding capital contribution amount in Party C’s registered capital is RMB 10 million, accounting for 100% in the registered capital.

2.2	The Parties understand and agree that the monetary valuation arising from or relating to the Secured Debts is changing and floating until the closing date (as defined below).

2.3

If any of the following circumstances (“Closing Causes”) occurs, the value of the Secured Debts shall be determined according to the total amount of the due and outstanding Secured Debts owed to the Pledgee on the date of such Closing Cause or the date immediately before that date (“Fixed Debts”):

(a)	Any Control Agreement other than this Agreement is terminated according its relevant provisions;

(b)	Any Event of Default under Article 7 hereof occurs and is not resolved, which causes the Pledgee to deliver a Default Notice to relevant Pledgor according to Article 7.3 hereof;

(c)	The Pledgee, upon due investigation, reasonably believes that the Pledgor and/or Party C has become or may be insolvent; or

(d)	Any other events which fix the Secured Debts according to relevant laws of China.

2.4

For the avoidance of any doubt, the date on which the Closing Cause occurs is the closing date (“Closing Date”). The Pledgee may elect to realize the Pledge according to Article 8 hereof on or after the Closing Date.

2.5

During the Pledge Period, the Pledgee is entitled to receive the dividend or bonus. The Pledgor may only receive the dividend or bonus with the prior written consent of the Pledgee. At the request of the Pledgee, the dividend or bonus received by the Pledgor shall, after deducting the individual income tax payable by the Pledgor, be (1) deposited in the account designated by the Pledgee, supervised by the Pledgee, and used to secure the Contractual Obligations and discharge the Secured Debts in the first place; or (2) without violating any China laws, presented to the Pledgee or any person designated by the Pledgee unconditionally and for no consideration.

Exhibit 4.3

2.6

The Pledgor may make additional capital contribution to Party C only when the Pledgee agrees in writing in advance. The additional capital contribution made to the company’s registered capital shall become part of the Equity subject to the Pledge.

2.7

If Party C is required to be dissolved or liquidated according to any mandatory provisions of China laws, at the request of the Pledgee, any interest received by the Pledgor from Party C after completion of the dissolution or liquidation procedure according to law shall be (1) deposited in the account designated by the Pledgee, supervised by the Pledgee, and used to secure the Contractual Obligations and discharge the Secured Debts in the first place; or (2) without violating any China laws, presented to the Pledgee or any person designated by the Pledgee unconditionally and for no consideration.

3.	Pledge Period

3.1

The Pledge shall become effective when it is registered with the administration for industry and commerce at the place of Party C (“Registration Authority”), and remain valid until the last installment of the Contractual Obligations and the Secured Debts secured by the Pledge are fulfilled or repaid fully (“Pledge Period”). The Parties agree that after the execution of this Agreement the Pledgor and Party A shall immediately submit an application to the Registration Authority for creation registration of the equity pledge according to the Measures for the Registration of Equity Pledge at Administrations for Industry and Commerce. The Parties further agree to complete the registration of equity pledge and obtain the registration notice from the Registration Authority within fifteen (15) days after the Registration Authority accepts the above application. The Parties jointly acknowledge that to go through the equity pledge registration procedure, the Parties shall submit this Agreement or an Equity Pledge Agreement signed in the form required by the administration for industry and commerce at the place of Party C and truly representing the Equity’s information hereunder (“Registered Pledge Agreement”) to the administration for industry and commerce. Any matter not covered by the Registered Pledge Agreement shall be subject to this Agreement. The Pledgor and Party C shall submit all required documents and go through all required procedures according to China laws and regulations and various requirements of the administration for industry and commerce, and ensure the equity pledge is registered as soon as possible after the submission of application.

3.2

During the Pledge Period, if Party C fails to perform any Contractual Obligation or repay any Secured Debt hereunder, the Pledgee has the right (but is not obligated to) dispose of the Pledge according to the provisions hereof.

Exhibit 4.3

4.	Custody of Records of the Equity subject to Pledge

4.1

Within three (3) days from the date of signing this Agreement, Party C shall issue the register of shareholders and the capital contribution certificate recording the Pledge in the form and substance set forth in Exhibit 1 hereto.

4.2

The Pledgor shall deliver the register of shareholders and the capital contribution certificate recording the Pledge (and other documents reasonably required by the Pledgee, including but not limited to the equity registration notice issued by the administration for industry and commerce) to the Pledgee for custody on the date when the Pledge is registered and created. The pledgee shall keep such documents during the whole Pledge Period set forth herein.

5.	Representations and Warranties of the Pledgor and Party C

The Pledgor represents and warrants to the Pledgee as follows:

5.1

The Pledgor is the sole legal and beneficial owner of the Equity, and has lawful, complete and full ownership to the Equity he holds except as otherwise stipulated in any other agreement signed by the Pledgor and the Pledgee.

5.2	The Pledgee is entitled to dispose of and transfer the Equity according to the provisions hereof.

5.3

Except for the Pledge, the Pledgor has not created any security interest or other encumbrance over the Equity, no dispute exists over the ownership to the Equity, and the Equity is not subject to any actual or threatened attachment or other legal procedures, and may be pledged or transferred according to the laws to which it is subject.

5.4

The Pledgor’s execution hereof and exercise of any right or performance of any obligations hereunder will not violate any laws, regulations, any agreement or contract to which the Pledgor is a party, or any covenants made by the Pledgor to any third party.

5.5	All documents, materials, statements and certificates provided by the Pledgor to the Pledgee are accurate, true, complete and valid.

Party C represents and warrants to the Pledgee as follows:

5.6

Party C is a limited liability company organized and validly existing according to China laws who has separate legal personality and full and independent legal status and capacity to execute, deliver and perform this Agreement.

5.7	This Agreement is duly executed by Party C, and constitutes the lawful, valid and binding obligations of Party C.

Exhibit 4.3

5.8

Party C has the full internal power and authority to enter into and deliver this Agreement and all other documents relating to the transaction contemplated hereunder, and has the full power and authority to complete such transaction.

5.9

There is no major security interest or other encumbrances over the assets of Party C which may affect the rights and interests of the Pledgee in the Equity, including but not limited to any assignment of Party C’s intellectual property or other asset with a value of not less than RMB 100,000, or any encumbrances on the title or use right of such assets.

5.10

There is no pending or, to the knowledge of Party C, threatened litigation, arbitration or other legal procedure against the Equity, Party C or its assets before any court or arbitral tribunal, or any pending or, to the knowledge of Party C, threatened administrative procedure or penalty of any governmental authority or administrative body against the Equity, Party C or its assets, which may have material adverse effect on Party C’s economic condition or the Pledgor’s ability to perform any obligations hereunder or to assume the responsibility of security.

5.11	Party C hereby agrees to be jointly and severally liable to the Pledgee for the representations and warranties made by the Pledgor hereunder.

5.12

Party C hereby warrants to the Pledgee that the above representations and warranties shall be true and correct at any time before the Contractual Obligations are fully performed or the Secured Debts are fully repaid, and shall be fully complied with.

6.	Covenants and Further Agreements of the Pledgor and Party C

The Pledgor covenants and further agrees as follow:

6.1	During the term of this Agreement, the Pledgor hereby convents that he shall

6.1.1

not attempt or permit others to attempt to transfer the Equity in whole or in part, or create or permit existence of any security interest or other encumbrance which may affect the Pledgee’s rights and interests in the Equity without the prior written consent of the Pledgee, except for performing the Option Contract signed between the Pledgor, Pledgee and Party C on the date of this Agreement;

6.1.2

comply with the provisions of all laws and regulations applicable to the Pledge, and present to the Pledgee any notice, order or suggestion issued or made by any competent authority (or any other authorities) with respect to the Pledge within 5 days of receiving such notice, order or suggestion, and comply with such notice, order or suggestion or submit any objection and statement on the above notice, order or suggestion at the reasonable request or with the consent of the Pledgee;

6.1.3

Immediately notify the Pledgee of any event or notice received by him which may have effect on any rights of the Pledgee in the Pledge or part of the Pledge, and any event or notice received by him which may have effect on any warranty or other obligations of the Pledgor arising from this Agreement.

Exhibit 4.3

6.2

The Pledgor agrees that he or his successors or representatives, or any other persons may not discontinue or interrupt, through any legal procedure, any right in the Pledge acquired by the Pledgee hereunder.

6.3

In order to protect or perfect any security interest hereunder, the Pledgor hereby covenants that he will execute and promote other parties interested in the Pledge to execute all certificates, agreements, deeds and/or undertakings required by the Pledgee. The Pledgor further covenants that he will take and promote other parties interested in the Pledge to take other actions required by the Pledgee, to facilitate the Pledgee to exercise any right or authority granted to it hereunder, and will enter into all relevant documents with the Pledgee or any nominee of the Pledgee (whether an individual or legal person) with respect to the ownership to the Equity. The Pledgor covenants that he will provide the Pledgee with all notices, orders and decisions relating to the Pledge as requested by the Pledgee within a reasonable period.

6.4

The Pledgor hereby undertakes to the Pledgee that he will comply with and perform all warranties, covenants, agreements, representations and conditions hereof. If any Pledgor fails to perform any of such warranties, covenants, agreements, representations and conditions in whole or in part, the Pledgor shall compensate for all losses thus incurred by the Pledgee.

6.5

If any court or other governmental department takes any compulsory measures on the Equity subject to Pledge hereunder, the Pledgor shall use his best efforts to lift such compulsory measures, including but not limited to providing other security to the court or taking other measures.

6.6

If the value of the Equity is possible to reduce which may endanger the Pledgee’s rights, the Pledgee may request the Pledgor to provide additional mortgage or other security. If the Pledgor fails to so provide, the Pledgee may auction or sell the Equity at any time, and use the proceeds from such auction or sale to prepay the Secured Debts or lodge the proceeds. The Pledgor shall be liable for all costs thus incurred.

6.7

Without the Pledgee’s prior written consent, the Pledgor and/or Party C may not increase, reduce or transfer (or assist others to increase, reduce or transfer) the registered capital of Party C (or his capital contribution in Party C), or create (or assist others to create) any encumbrances over the registered capital or capital contribution. Subject to the preceding sentence, any equity in Party C registered or acquired by the Pledgor after the date hereof is referred to as “Additional Equity”. The Pledgor and Party C shall immediately enter into a supplementary equity pledge agreement in connection with the Additional Equity with the Pledgee when the Pledgor acquires such Additional Equity, promote Party C’s board of directors and shareholders’ meeting to approve such supplementary equity pledge agreement, and provide the Pledgee with all documents required for the supplementary equity pledge agreement, including but not limited to: (a) the original capital contribution certificate of the Additional Equity issued by Party C; and (b) the copies of the capital verification report of the Additional Equity issued by the Chinese certified public account. The Pledgor and Party C shall go through the pledge creation registration of such Additional Equity according to Article 3.1 hereof.

Exhibit 4.3

6.8

Unless the Pledgee gives any prior written instructions to the contrary, the Pledgor and/or Party C agree that if all or part of the Equity is transferred between the Pledgor and any third party (“Equity Transferee”) in violation of this Agreement (including severance and succession), the Pledgor and/or Party C shall ensure the Equity Transferee to unconditionally accept the Pledge and go through the required formality of changing pledge registration (including but not limited to signing relevant documents) to ensure the existence of the Pledge.

6.9

If the Pledgee provides any loan to Party C, the Pledgor and/or Party C agree to create a pledge over the Equity in favor of the Pledgee to further secure such loan, and go through relevant formalities according to the requirements of laws, regulations and local practices (if any), including but not limited to signing relevant documents and going through the registration formality of creation (or change) of pledge.

Party C covenants and further agrees as follows:

6.10

If any third person’s consent, permission, waiver or authorization, or any approval, permission, or exemption of any governmental authority, or any registration or recording formalities with any governmental authority (if legally required) is required to execute and perform this Agreement, or to create the Equity Pledge hereunder, Party C shall use its best effort to obtain such consent, permission, waiver, authorization, exemption, registration or recording, and keep them fully valid during the term of this Agreement.

6.11	Without prior written consent of the Pledgee, Party C will not assist or permit the Pledgor to create any new pledge or other security interest over the Equity or to transfer the Equity.

6.12	Party C agrees to strictly comply with the obligations under Article 6.7, 6.8 and 6.9 hereof with the Pledgor.

6.13

Without prior written consent of the Pledgee, Party C shall not transfer Party C’s assets or create or permit existence of any security interest or other encumbrances which may affect the Pledgee’s rights and interests in the Equity over Party C’s assets, including but not limited to any transfer of any Party C’s intellectual property or other assets with an amount of not less than RMB 100,000, or creation of any encumbrances on the title or use right of such assets.

6.14

In case that any legal litigation, arbitration or other claim occurs, and may have adverse effect on Party C, the Equity or the Pledgee’s interest under the Control Agreements, Party C shall notify the Pledgee in writing as soon as possible, and take all necessary measures to ensure the Pledgee’s pledge interest in the Equity at the reasonable request of the Pledgee.

Exhibit 4.3

6.15	Party C may not carry out or permit any activities or actions that may have adverse effect on the Pledgee’s interest under the Control Agreements or on the Equity.

6.16

Party C shall provide the Pledgee with the financial statements for the previous calendar quarter in the first month of the current calendar quarter, including but not limited to the balance sheet, income statement and cash flow statement.

6.17

Party C undertakes to take all necessary measures and execute all necessary documents at the reasonable request of the Pledgee, to ensure the pledge interest of the Pledgee in the Equity and the exercise and realization of such interest.

6.18	If the exercise of the Pledge hereunder causes transfer of any part of the Equity, Party C undertakes to take all measures to complete such transfer.

6.19

Party B shall ensure and shall promote Party C’s other shareholder to ensure Party C to complete the registration formality of extending business period three (3) months before expiration of Party C’s business period, so that this Agreement continues to be effective.

7.	Events of Default

7.1	The following circumstances shall be deemed Events of Default hereunder:

7.1.1	Party C fails to fully pay the consulting and service fee under the Exclusive Business Cooperation Agreement, or fails to repay the loan, or breaches any obligations under the Control Agreements;

7.1.2	Any representations or warranties made by the Pledgor under Article 5 hereof contain any material misrepresentation or mistake, and/or the Pledgor breaches any warranties in Article 5 hereof;

7.1.3	The Pledgor or Party C fails to complete the pledge registration with the Registration Authority according to Article 3.1 hereof;

7.1.4	The Pledgor or Party C violates any provisions hereof;

7.1.5

Except as expressly provided in Article 6.1.1, the Pledgor transfers or intends to transfer or waives the Equity subject to Pledge, or assigns the Equity subject to Pledge without the Pledgee’s written consent;

7.1.6

Any loans, warranties, indemnifications, covenants or other debts or liabilities owed by the Pledgor to any third party (1) are required to be prepaid or performed early owing to the Pledgor’s breach of contract; or (2) have become due but are not repaid or performed in a timely manner;

Exhibit 4.3

7.1.7	Any approval, license, permission or authorization required for this Agreement to remain enforceable, lawful and valid is revoked, suspended, invalidated or changed materially;

7.1.8	The promulgation of any applicable laws makes this Agreement illegal or the Pledgor unable to perform any obligations hereunder;

7.1.9	Any adverse change to the property owned by the Pledgor makes the Pledgee believe that the Pledgor’s ability to perform any obligation hereunder has been affected;

7.1.10	The successor or trustee of Party C is able to perform only part of the payment obligation under the Exclusive Business Cooperation Agreement, or refuses to perform any of such obligation; and

7.1.11	Any other circumstance where the Pledgee is or may be unable to exercise any right of the Pledge, including but not limited to the death or loss of capacity of the Pledgor;

7.2	The Pledgor shall immediately notify in writing the Pledgee of any of the above circumstances specified in Article 7.1 or any event which may cause the above circumstances.

7.3

Unless the Events of Default specified in Article 7.1 hereof have been corrected to the satisfaction of the Pledgee within thirty (30) days after the Pledgee notifies thereof, the Pledgee may send a Default Notice to the Pledgor when or after the Events of Default occur, and require the Pledgor to pay immediately all due and outstanding amounts under the Control Agreements and all other amounts payable to the Pledgee, and/or repay the loan and/or dispose of the Pledge according to Article 8 hereof.

8.	Exercise of Pledge

8.1	The Pledgor may not transfer the Equity in Party C without the written consent of the Pledgee.

8.2	The Pledgee may send a Default Notice to the Pledgor when it exercises the Pledge.

8.3

Subject to Article 7.3 hereof, the Pledgee may exercise the right to enforce the Pledge at any time when or after it sends out the Default Notice according to Article 7.2 hereof. Once the Pledgee elects to enforce the Pledge, the Pledgor shall not own any rights or interests relating to the Equity.

8.4

In case of any default, to the extent permitted by and subject to applicable laws, the Pledgee is entitled to dispose of the Equity subject to Pledge. The proceeds received by the Pledgee for exercising the Pledge, after repaying the Secured Debts, shall be paid to the Pledgor or other persons entitled to the remaining amount, if any, without any interest.

Exhibit 4.3

8.5	When the Pledgee disposes of the Pledge according to this Agreement, the Pledgor and Party C shall provide necessary assistance so that the Pledgee may enforce the Pledge according to this Agreement.

8.6

The Pledgor shall assume all expenses, taxes and legal costs relating to creation of Equity Pledge hereunder and realization of the Pledgee’s rights, except for those to be assumed by the Pledgee according to laws.

9.	Transfer

9.1	The Pledgor may not transfer or delegate any right or obligation hereunder without the prior written consent of the Pledgee.

9.2	This Agreement shall be binding upon and inure to the benefit of the Pledgor and his respective successors and permitted assigns.

9.3

The Pledgee may transfer all or any rights or obligations under the Exclusive Business Cooperation Agreement to any nominee (individual or legal person) at any time. In such case, the transferee shall have the rights and obligations of the Pledgee under this Agreement, as if it is an original party hereto. When the Pledgee transfers its rights and obligations under the Exclusive Business Cooperation Agreement, at the request of the Pledgee, the Pledgor shall enter into relevant agreement or other document with respect to such transfer.

9.4

Where the Pledgee is replaced by others owing to any transfer abovementioned, at the request of the Pledgee, the Pledgor shall enter into a new pledge agreement with the new pledgee on the same terms and conditions as those set forth herein.

9.5

The Pledgor shall strictly comply with this Agreement and other contracts signed with the Parties or a Party jointly or individually, including the Exclusive Option Contract and the POA granted to the Pledgee, perform the obligations hereunder and thereunder, and may not take any action/forbearance that may affect the validity and enforceability hereof or thereof. Unless the Pledgee instructs in writing, the Pledgor may not exercise any remaining rights in the Equity pledged hereunder.

10.	Termination

When the Exclusive Business Cooperation Agreement is fully performed and the consulting and service fee thereunder is fully paid, and when the obligations of Party C under other Control Agreements are terminated, this Agreement shall terminate. The Pledgee shall try to cancel or terminate this Agreement as soon as reasonably and practically possible.

Unless the law provides otherwise, in no event will the Pledgor or Party C have the right to terminate or rescind this Agreement.

Exhibit 4.3

11.	Formality fee and other expenses

Party C shall assume all costs and expenses relating to this Agreement, including but not limited to the attorney’s fee, cost of production, stamp tax and other taxes and expenses. If applicable laws require the Pledgee to assume certain taxes and expenses, the Pledgor shall promote Party C to reimburse fully such taxes and expenses paid by the Pledgee.

12.	Confidentiality

The Parties acknowledge that any oral or written information exchanged between them in connection with this Agreement is confidential. Each Party shall keep such information confidential, and may not disclose such information to any third party without the written consent of other Parties, except for any information (a) which is or becomes publicly available not through disclosure by the receiving Party; (b) which is required by applicable laws or any rules of stock exchange to disclose; or (c) which is required to be disclosed by either Party to its legal or financial consultant in connection with the transaction hereunder, provided that such consultant is subject to any confidentiality obligation similar to that set forth herein. If the personnel or institutions employed or engaged by either Party disclose any confidential information, it will be deemed disclosure by such Party, and such Party shall be liable for breach of this Agreement. This Article 12 shall survive the termination of this Agreement for whatever reasons.

13.	Governing Law and Dispute Resolution

13.1

The execution, validity, interpretation and performance hereof and the resolution of any dispute hereunder shall be governed by the publicly available laws officially promulgated by China. Any matters not covered by such laws shall be governed by the international legal principles and practices.

13.2

If any dispute arises from interpretation or performance of any provisions hereof, the Parties shall resolve such dispute in good faith through negotiation. If the Parties fail to reach a consensus on the solution of such dispute within 30 days after either Party requests for negotiation, either Party may refer the dispute to China International Economic and Trade Arbitration Commission for arbitration according to the currently effective arbitration rules of the Commission. The arbitration shall be carried out in Chinese in Beijing. The arbitral award shall be conclusive and binding upon the Parties in question.

13.3

When any dispute arises from interpretation or performance of this Agreement or the dispute is in arbitration, the Parties hereto shall continue to exercise their rights and perform their obligations hereunder other than those in dispute.

Exhibit 4.3

14.	Notice

14.1

All notices and other communications required or permitted hereunder shall be sent to the following addresses by personal delivery, postage-prepaid registered mail, commercial express delivery or fax. A confirmation shall be sent by email with respect to each notice. Such notices shall be deemed validly delivered according to the following provisions:

14.1.1

Where a notice is sent by personal delivery, express delivery or postage-prepaid registered mail, it will be deemed delivered when the notice is sent to or rejected at the designated address of the recipient.

14.1.2	Where a notice is sent by fax, it will be deemed delivered when the notice is transmitted successfully, evidenced by the information of transmission confirmation automatically generated.

14.2

For the purpose of notice, the addresses of the Parties are as follows:

Party A: iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司)

Address: Room 708, 7th Floor, Block B, HuaTeng Century Headquarters, Gaobeidian, Chaoyang District, Beijing

Addressee: Tang Jian (唐健)

Tel: 010-85402787

Party B: Tang Jian (唐健)

Address: No. 2#1504, North Fourth Ring Road, No. 106, Chaoyang District, Beijing

Tel: 010-58733487

Party C: Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司)

Address: Room 053, B2 Floor, No. 89, North Third Ring Road, Haidian District, Beijing

Addressee: Tang Jian (唐健)

Tel: 010-85402700

14.3	Either Party may change its address for notice by sending a notice to other Parties according to the provisions of this Article 14.

15.	Severability

If any or several provisions hereof are decided as invalid, illegal or unenforceable in any respect according to any laws or regulations, the validity, legality or enforceability of other provisions hereof shall not be affected or prejudiced in any respect. The Parties shall negotiate in good faith to strive to replace such invalid, illegal or unenforceable provisions with any valid provisions to the maximum extent permitted by laws and expected by the Parties, so that the economic effect of such valid provisions shall be similar to that of such invalid, illegal or unenforceable provisions as much as possible.

Exhibit 4.3

16.	Exhibits

The exhibits hereto are an integral part of this Agreement.

17.	Effectiveness

17.1	This Agreement shall become effective when the Parties duly sign it.

17.2

Any amendment to, modification of or supplementation to this Agreement shall be made in writing, and become effective when the Parties sign or seal and when the governmental registration procedure (if applicable) is completed.

17.3

This Agreement is made in four (4) counterparts. Each signing Party shall hold one (1) counterpart, and one (1) counterpart shall be submitted to the Registration Authority. The counterparts of this Agreement shall have equal legal force.

18.	Entire Agreement

Except for the written amendment, supplementation or modification made after execution of this Agreement, this Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall replace all previous oral or written negotiations, representations or contracts reached between the Parties with respect to the subject matter hereof.

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Exhibit 4.3

In witness whereof, the Parties and/or their legal representatives have signed this Third Amended and Restated Equity Pledge Agreement on the date first written above for their joint observance.

Party A: iClick Data Technology (Beijing) Limited (爱点击（北京）数据科技有限公司)

By:	/s/ Tang Jian

Name: Tang Jian (唐健)

Title:   Legal Representative

Third Amended and Restated Equity Pledge Agreement- Signature Page

Exhibit 4.3

Exhibit 4.3

In witness whereof, the Parties and/or their legal representatives have signed this Third Amended and Restated Equity Pledge Agreement on the date first written above for their joint observance.

Party B:

By:	/s/ Tang Jian

Name:	Tang Jian (唐健)

Exhibit 4.3

Third Amended and Restated Equity Pledge Agreement- Signature Page

Exhibit 4.3

In witness whereof, the Parties and/or their legal representatives have signed this Third Amended and Restated Equity Pledge Agreement on the date first written above for their joint observance.

Party C： Beijing OptAim Network Technology Co., Ltd. (北京智云众网络科技有限公司)

By:	/s/ Tang Jian

Name: Tang Jian (唐健)

Title:   Legal Representative

Third Amended and Restated Equity Pledge Agreement- Signature Page

Exhibit 4.3

Exhibit 4.3

Exhibit 1

Beijing OptAim Network Technology Co., Ltd.

Register of Shareholders and Capital Contribution Certificate Recording the Pledge

Register of Shareholders of Beijing OptAim Network Technology Co., Ltd.

The shareholder and relevant information of Beijing OptAim Network Technology Co., Ltd. (the “Company”) are as follows:

Name of shareholder	Type of shareholder	Capital contribution amount	Type of capital contribution	Shareholding percentage	Domicile	Capital contribution certificate No.	Registration of pledge
Tang Jian	Natural person	RMB10 million	Cash	100%	No. 2#1504, North Fourth Ring Road, No. 106, Chaoyang District, Beijing	No. 2021-1	Tang Jian has created a pledge over his 100% equity in the Company in favor of iClick Data Technology (Beijing) Limited

Beijing OptAim Network Technology Co., Ltd.

(北京智云众网络科技有限公司) (seal) Legal representative (signature):

Issuance date: , , 2021

Exhibit 4.3

Beijing OptAim Network Technology Co., Ltd.

Shareholder Capital Contribution Certificate

(No. 2021-1)

1. Company’s full name: Beijing OptAim Network Technology Co., Ltd.  (北京智云众网络科技有限公司)

2. Company’s address: Room 053, B2 Floor, No. 89, North Third Ring Road, Haidian District, Beijing

3. Company’s date of establishment: September 7, 2012

4. Company’s registered capital: RMB10 million

5. Company’s shareholder: Tang Jian is the shareholder of this Company, who holds 100% equity in the Company (corresponding to the contribution of RMB10 million in the registered capital, RMB1 million has been paid up), and is entitled to the shareholders’ rights set forth in the Company’s articles of association.

6. Equity pledge: The 100% equity held by Tang Jian in the Company has been pledged in favor of iClick Data Technology (Beijing) Limited 爱点击（北京）数据科技有限公司).

Beijing OptAim Network Technology Co., Ltd.

(北京智云众网络科技有限公司) (seal)

Legal representative (signature):

Issuance date: , , 2021